Exhibit 10.4

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and entered into by and between Suzanne Winter (“CONSULTANT”) and Accuray Incorporated (“ACCURAY”), effective as of October 20, 2025 (“Effective Date”).

W I T N E S S E T H

WHEREAS, CONSULTANT’s employment with ACCURAY ended effective October 19, 2025;

WHEREAS, CONSULTANT has training, expertise and prior experience in acting as the President and Chief Executive Officer of ACCURAY;

WHEREAS, ACCURAY desires to retain CONSULTANT to provide the consulting services specified in this Agreement; and

WHEREAS, CONSULTANT desires to provide consulting services for the benefit of ACCURAY and its related entities using CONSULTANT’s knowledge, skills, experience and abilities;

NOW THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the parties hereto agree as follows:

ARTICLE I — SERVICES TO BE PROVIDED

A. Nature of Services. CONSULTANT shall (i) assist with an orderly and professional transition of CONSULTANT’s former employment role with ACCURAY to ACCURAY’s new Chief Executive Officer (“CEO”); (ii) assist with communications to, and attend meetings with, ACCURAY’s internal and external stakeholders, including without limitation ACCURAY employees, stockholders, analysts, suppliers, customers, joint venture partners, and corporate partners, which communications may include participating in ACCURAY’s next quarterly earnings call; and (iii) provide such other transition services as may be reasonably assigned by the CEO (collectively, “Services”).

B. Right of Control. CONSULTANT shall have exclusive control over the means, manner, methods and processes by which the Services are performed.

ARTICLE II — COMPENSATION FOR SERVICES

A. Equity.

(a) No Additional Equity. No equity will be granted under this Agreement to CONSULTANT.

(b) Existing Equity. With respect to CONSULTANT’s outstanding ACCURAY equity awards, such equity awards shall continue to vest and remain outstanding during the Term, all in accordance with, and subject to, the terms and conditions of the applicable award agreements and equity plans under which such equity awards were granted.

B. No Reimbursement of Expenses. ACCURAY will not reimburse CONSULTANT for any out-of-pocket expenses except to the extent agreed in advance by ACCURAY in writing.

C. Tax Obligations. CONSULTANT is solely responsible for all income and/or other tax obligations, if any, including but not limited to all reporting and payment obligations, if any, which may arise as a consequence of any payment or consideration provided under this Agreement.

D. No Benefits. CONSULTANT understands and agrees that since CONSULTANT is no longer an employee of ACCURAY, CONSULTANT shall not be entitled to participate in ACCURAY employee benefits plans or receive any benefits provided to employees of ACCURAY, including, but not limited to participation in retirement savings or benefit plans, bonus plans and/or stock option plans beyond CONSULTANT’s participation during CONSULTANT’s employment by ACCURAY or as otherwise expressly set forth herein; holidays off with pay; vacation time off with pay; paid leaves of absence of any kind; and insurance coverage of any kind, specifically including, but not limited to, medical and dental insurance, workers’ compensation insurance and state disability insurance, but excluding any insurance coverage CONSULTANT may be entitled to that extend, pursuant to its terms, through the last day of the month in which CONSULTANT ceased to be an employee of ACCURAY, which insurance coverage will terminate as of the last day of such month.

ARTICLE III — TERM AND TERMINATION

A. Term of Agreement. This Agreement shall continue in full force and effect from the Effective Date and end on November 30, 2025, unless earlier terminated pursuant to subsection B or C below (the “Term”).

B. Termination for Convenience. Either party may terminate this Agreement for convenience only with the written consent of the other party.

C.Termination for Material Breach. Either party may terminate this Agreement immediately upon written notice to the other party in the event of a material breach of this Agreement by the other party. Such written notice shall specify the nature of the breach in reasonable detail from the non-breaching party.

ARTICLE IV — PROPRIETARY RIGHTS

A. No Impediments to Providing Consulting Services. CONSULTANT represents and warrants that CONSULTANT has no agreements, relationships, or commitments to any other person or entity that conflict with the provisions of this Agreement, CONSULTANT’s obligations to ACCURAY under this Agreement, and/or CONSULTANT’s ability to perform the Services. CONSULTANT will not enter into any such conflicting agreement during the term of this Agreement.

B. Confidential and Proprietary Information. CONSULTANT acknowledges that the post-employment terms of the ACCURAY Employee Invention Assignment and Confidentiality Agreement and any employment agreement between ACCURAY and CONSULTANT that existed before this Agreement and any separation agreement that may be entered into between ACCURAY and CONSULTANT, remain in full force and effect, specifically including the prohibitions against using or disclosing any of ACCURAY’s trade secrets or proprietary and/or confidential information learned while employed by ACCURAY. CONSULTANT also acknowledges that during the Term, CONSULTANT will have access to and learn additional confidential information and/or trade secrets regarding the business of ACCURAY and its related entities, including, but not limited to, radiosurgery and radiation therapy devices, and various other business, financial, technical and employee information (collectively, “Confidential and Proprietary Information”).

C. Restrictions on Use and Disclosure of Confidential and Proprietary Information. In addition to the confidential information obligations that continue from the period of CONSULTANT’s employment with ACCURAY, CONSULTANT agrees to hold all Confidential and Proprietary Information in trust and in the strictest of confidence, and to protect the Confidential and Proprietary Information from disclosure, and to only use such Confidential and Proprietary Information as required to perform the Services hereunder. CONSULTANT further agrees that CONSULTANT will not, directly or indirectly, use, publish, disseminate or otherwise disclose any Confidential and Proprietary Information to any third party without the prior written consent of ACCURAY, which may be withheld in its absolute discretion. Notwithstanding the foregoing, nothing in this Agreement will (i) affect CONSULTANT’s obligations to testify truthfully in response to any subpoena or other legally required discovery proceeding or (ii) in any way limit or prohibit CONSULTANT from engaging in activity protected under the “Protected Activity Not Prohibited” section below.

D. Return of Property. CONSULTANT agrees not to remove any property of ACCURAY or its related entities from their premises without express permission, and to return all such property, including computer data, written materials provided to or obtained during the term of this Agreement, customer and supplier address lists, and any other items of value at the time this Agreement is terminated.

E. Violations. CONSULTANT agrees that ACCURAY and its related entities would be irreparably harmed by any actual or threatened violation of the promises in this Article IV, and therefore, that, in addition to other remedies, ACCURAY and its related entities will be entitled to an injunction prohibiting CONSULTANT from committing any such violations.

F. Protected Activity Not Prohibited. CONSULTANT understands that nothing in this Agreement shall in any way limit or prohibit CONSULTANT from engaging in any Protected Activity. Protected Activity includes: (i) filing and/or pursuing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”); and/or (ii) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that CONSULTANT has reason to believe is unlawful. Notwithstanding the foregoing, CONSULTANT agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any ACCURAY trade secrets, proprietary information, or confidential information that does not involve unlawful acts in the workplace or the activity otherwise protected herein. CONSULTANT further understands that Protected Activity does not include the disclosure of any ACCURAY attorney-client privileged communications or attorney work product. In addition, pursuant to the Defend Trade Secrets Act of 2016, Executive is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. Finally, nothing in this Agreement constitutes a waiver of any rights CONSULTANT may have under the Sarbanes-Oxley Act or Section 7 of the National Labor Relations Act (“NLRA”). For purposes of clarity, nothing in this Agreement shall be interpreted to impair or limit CONSULTANT’s participation in any legally protected activities, such as (i) forming, joining, or supporting labor unions, (ii) bargaining collectively through representatives of employees’ choosing, (iii) discussing wages, benefits, or terms and conditions of employment, and (iv) discussing, or raising complaints about, working conditions for the purpose of mutual aid or protection of CONSULTANT or ACCURAY’s current or former employees, to the extent such activities are protected by Section 7 of the NLRA.

ARTICLE V — MISCELLANEOUS PROVISIONS

A. Independent Contractor Status. CONSULTANT understands and agrees that CONSULTANT is an independent contractor and not an employee of ACCURAY and that CONSULTANT shall not become an employee of ACCURAY by virtue of the performance of the services called for under this Agreement.

B. No Office Space. CONSULTANT understands and agrees that CONSULTANT will not be provided with a regular office at ACCURAY.

C. Subconsultants and Other Contractors. CONSULTANT is not authorized to engage the services of subconsultants, vendors or other contractors on behalf of ACCURAY or its related entities, unless CONSULTANT has obtained written authorization from ACCURAY to do so in advance. To the extent such advance authorization has been obtained, ACCURAY will pay for the services provided by such subconsultants, vendors and/or other contractors.

D. No Purchases. CONSULTANT shall not purchase materials or supplies for the accounts of ACCURAY or its related entities, or otherwise hold CONSULTANT out as being authorized to make purchases for which ACCURAY or its related entities would be billed directly by the seller of the materials or supplies, unless such purchase is authorized in writing by ACCURAY in advance.

E. Compliance with Governmental Requirements. CONSULTANT will maintain in force and/or secure all required licenses, permits, certificates and exemptions necessary for the performance of CONSULTANT’s services under this Agreement, and at all times shall comply with all applicable federal, state and local laws, regulations and orders.

F. Indemnification. CONSULTANT shall indemnify and hold ACCURAY and its related entities, and the directors, officers, agents, representatives and employees of all such entities, harmless from and against any and all liabilities, losses, damages, costs, expenses, causes of action, claims, suits, legal proceedings and similar matters, including without limitation reasonable attorneys’ fees, resulting from or arising out of the failure of CONSULTANT or any of CONSULTANT’s employees to comply with and perform fully the obligations hereunder, or resulting from any act or omission on the part of CONSULTANT, provided however that the indemnification shall not apply to any good faith action on the part of the CONSULTANT that is within the scope of this Agreement. If any cause of action, claim, suit or other legal proceeding is brought against CONSULTANT in connection with any services rendered under this Agreement, CONSULTANT shall promptly notify ACCURAY upon learning of any such proceeding.

G. Notices. Any and all notices and other communications hereunder shall have been deemed to have been duly given when delivered personally or by e-mail during normal business hours, or 24 hours after being emailed outside of normal business hours or mailed, certified or registered mail, return receipt requested, postage prepaid, in the English language, to the addresses set forth below the signatures of the parties hereto or to such other address as either of the parties hereto may from time-to-time designate to the other party in writing.

H. Waiver. No purported waiver by either party hereto of any provision of this Agreement or of any breach thereof shall be deemed a waiver of such provision or breach unless such waiver is in writing signed by the party making such waiver. No such waiver shall be deemed to be a subsequent waiver of such provision or waiver of any subsequent breach of the same or any other provision hereof.

I. Severability. The provisions of this Agreement are severable, and if any part of it is found to be unenforceable, the other paragraphs shall remain fully valid and enforceable.

J. Arbitration. This Agreement shall in all respects be interpreted and governed by and under the laws of the State of Wisconsin. Any dispute between the parties hereto, including any dispute regarding any aspect of this Agreement or any act which allegedly has or would violate any provision of this Agreement or any law, will be resolved in accordance with the arbitration provisions set forth in CONSULTANT’s executive employment agreement with ACCURAY. This section shall not restrict the right of ACCURAY to go to court seeking injunctive relief for a violation of Article IV of this Agreement, pending the outcome of an arbitration proceeding.

K. Sole and Entire Agreement. This Agreement sets forth the entire agreement between the parties hereto pertaining to the subject matter hereof, and fully supersedes any and all prior agreements or understandings between the parties hereto, whether written or oral, pertaining to the subject matter hereof. For the avoidance of doubt, this Agreement shall not supersede that certain Separation Agreement and General Release entered into between ACCURAY and CONSULTANT on or about the Effective Date. No change in, modification of, or addition, amendment or supplement to this Agreement shall be valid unless set forth in writing and signed and dated by each of the parties hereto subsequent to the execution of this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the Effective Date set forth above.

/s/ Suzanne Winter		ACCURAY INCORPORATED
Suzanne Winter

Date: October 17, 2025	By:	/s/ Joseph Whitters

Address:
Most recent on file with ACCURAY	Name:	Joseph Whitters
	Title:	Chairman of the Board of Directors

	Date:	October 18, 2025

	Address:	1240 Deming Way
Madison, WI 53717